UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2025

FASTENAL COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard, Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)

(507) 454-5374
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	FAST	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
(17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2025, the Board of Directors (the 'Board') of Fastenal Company (the 'Company') appointed Mr. Max H. Tunnicliff to the office of Chief Financial Officer and Senior Executive Vice President of the Company, effective on November 10, 2025.

Mr. Tunnicliff, 47, previously served since January 2024 as the chief financial officer of Beko Europe, a leading home appliance business in Europe that was formed in 2024 under agreement between Arcelik and Whirlpool Corporation ('Whirlpool'). Prior to this role, he served as head of internal audit and VP of strategy of Whirlpool from November 2021 to December 2023. He also served as the chief financial officer of the Asia Pacific Region of Whirlpool from August 2019 to October 2021. Earlier in his career, Mr. Tunnicliff held a variety of senior finance leadership roles at Whirlpool across North America and global operations, where he led teams responsible for financial reporting, category profitability, supply chain finance, and commercial planning. Before joining Whirlpool, he spent seven years with Deloitte in audit and advisory services, where he supported large multinational clients across several industries.

In his new role, Mr. Tunnicliff will be paid an annual base salary of $430,000 and a bonus for the fourth quarter of 2025 equal to the amount by which the Company's pre-tax income (0.50%) and net income (0.35%) for that quarter exceed 100% of the Company's respective pre-tax income and net income for the comparable quarter in the prior year. Mr. Tunnicliff will also be eligible to receive a supplemental bonus pursuant to the Company's return on asset plan for executive officers that provides a quarterly cash bonus if a specified level of improvement in asset management relative to the comparable prior year quarter is achieved. The base salary and bonus payments will be pro-rated for his partial year of service in 2025. No stock options will be granted to Mr. Tunnicliff in connection with his appointment, but he will be considered for stock option awards commensurate with his position in 2026, on the same date that stock option awards are granted to other eligible employees under the Company's stock option plan. Any future stock option award is expected to have the same exercise price as such other stock option awards and to provide Mr. Tunnicliff with the right (subject to certain vesting requirements to be determined by the Committee on the grant date) to purchase a number of shares of the Company's common stock determined by dividing the value of the award approved by the Committee on the grant date, which the Committee currently expects to be approximately $1.2 million, by the per share closing price of the Company's common stock on the grant date, rounded up to the nearest whole dollar. Mr. Tunnicliff will also be paid a signing bonus equal to $225,000 during the fourth quarter of 2025.

Mr. Tunnicliff's term of office as Chief Financial Officer and Senior Executive Vice President of the Company will expire concurrently with the expiration of the term of office of the Company's other executive officers. There are no arrangements or understandings between Mr. Tunnicliff and any other person or persons pursuant to which he was selected as Chief Financial Officer and Senior Executive Vice President of the Company. Mr. Tunnicliff has no family relationships with any of our directors or other executive officers. There are no current or proposed transactions in which Mr. Tunnicliff, or any member of his immediate family, has an interest that is required to be disclosed under Item 404(a) of Regulation S‑K promulgated by the Securities Exchange Commission.

On October 30, 2025, the Board also discontinued the appointment of Sheryl A. Lisowski as Interim Chief Financial Officer of the Company (a position she has held since April 17, 2025) and she will continue to serve in the positions of Executive Vice President, Chief Accounting Officer, and Treasurer of the Company. The position change will become effective on November 10, 2025; however, Ms. Lisowski's compensation will remain unchanged through the end of 2025. As of November 10, 2025, Mr. Tunnicliff will become the principal financial officer of the Company, and Ms. Lisowski will remain the principal accounting officer of the Company.
Item 7.01. Regulation FD Disclosure.

On November 3, 2025, the Company issued a press release disclosing the events described in Item 5.02 above, a copy of which is furnished as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be 'filed' for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Description of Document

99.1	Press release dated November 3, 2025

104	The cover page from the Current Report on Form 8-K formatted in Inline XBRL

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fastenal Company
(Registrant)

November 3, 2025	By:	/s/ SHERYL A. LISOWSKI
(Date)		Sheryl A. Lisowski Executive Vice President - Interim Chief Financial Officer, Chief Accounting Officer, and Treasurer